Exhibit 99.1

Specialty Laboratories Names
Douglas S. Harrington, MD Chief Executive Officer

        Santa Monica, Calif., May 21, 2002—Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading research-driven clinical reference laboratory, announced today that Douglas S. Harrington, M.D. has been named chief executive officer. Dr. Harrington, a veteran healthcare executive and member of Specialty's board of directors since 1996, will build on Specialty's long-standing strengths in the areas of test innovation and comprehensive esoteric testing services to hospitals. Dr. Harrington was originally appointed interim chief executive officer of Specialty in April 2002.

        Commenting on his new permanent position, Dr. Harrington said, "The immediate challenge for Specialty is to resolve the personnel licensing issues raised by the state of California and federal regulatory agencies and establish processes for ensuring ongoing compliance with all pertinent regulatory requirements. At the same time, we must also focus on executing the basics of our business strategy and strengthening our position in the hospital marketplace. Serving our hospital clients takes on even greater importance as we transition beyond these regulatory issues."

        "Going forward," Dr. Harrington added, "our priority will be to restore confidence and credibility by focusing on the areas of most importance to our clients. There will be increased emphasis on quality of service, particularly in areas of turnaround-times, specimen handling and client services. We plan to take advantage of our non-compete position with hospitals to help them grow their routine testing and physician outreach programs. Finally, we will continue to innovate clinical testing solutions with a careful focus on clinical utility, cost and return."

        With more than 18 years in the laboratory services and diagnostic devices industries, Dr. Harrington has extensive leadership experience in guiding companies that develop and commercialize advanced technologies for improving therapeutic and clinical decision-making. As a long-time member of Specialty's board of directors, Dr. Harrington has worked closely with Specialty's senior management since 1996. "I have great respect for the management team at Specialty and look forward to building on the productive working relationships we have developed over the years," noted Dr. Harrington.

        Dr. Harrington currently serves as chairman of the board for ChromaVision Medical Systems, a publicly traded medical device company in San Juan Capistrano, where he served as chief executive officer from 1996 to 2001. Prior to his position at ChromaVision Medical Systems, Dr. Harrington served as president of Nichols Institute from 1992 to 1995. Nichols Institute, then a publicly traded specialized laboratory services company, has been part of Quest Diagnostics, a leading laboratory services provider, since 1995. Prior to 1992, Dr. Harrington held various other executive positions at Nichols Institute including laboratory director and vice president of operations. During his tenure at Nichols Institute, Dr. Harrington and his team broadened the disease focus of the laboratory, establishing an expansive, full-service suite of esoteric assays, implemented a successful clinical trials testing program, and successfully transitioned the company through State of California regulatory issues, implementing a company-wide Quality Assurance and Regulatory Program.

        Dr. Harrington is a clinical professor of pathology at the University of Southern California Keck School of Medicine and has authored more than 90 peer-reviewed publications. He received his B.A. in molecular biology and M.D. from the University of Colorado health science center in 1978. He is board certified in anatomic and clinical pathology and hematology and is fully licensed as a Clinical Laboratory Director. Dr. Harrington holds medical licenses in four states including California. He has multiple professional affiliations including the College of American Pathologists, American Society of Clinical Pathology and sits on the boards of two public and two private companies.

About Specialty

        Specialty Laboratories, a leading research-driven clinical reference laboratory serving the hospital, laboratory and physician specialist community, offers a broad menu of specialized tests. Specialty complements its clinical testing services and national distribution channel with distinguished R&D capabilities. Through internal research programs and partnerships with discovery companies, Specialty focuses on the development of new and enhanced tests that provide excellent clinical value for reliable and cost-effective patient assessment. In addition, Specialty's commitment to innovative information technology applications and the electronic reporting of clinical data has made it a leader in serving the needs of hospitals and physician specialists. Specialty's Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

        This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning our business strategy, our market position, and our ability to offer cost effective quality services. Important factors which could cause our actual results to differ materially from those expressed or implied in forward-looking statements are detailed under "Risk Factors" in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our Registration Statement on Form S-1 declared effective on December 8, 2000 and our periodic filings on Forms 10-K, 10-Q and 8-K. Specialty undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:
Greg Mann
Director, Corporate Communications
Specialty Laboratories
310-586-7261
 gmann@specialtylabs.com